Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter 2021 Financial Results

SANTA PAULA, Calif., Sept. 8, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the third quarter ended July 31, 2021.

Third Quarter Highlights

●	Total revenue of $285.0 million, a 5% increase from the year-ago quarter.
●	Fresh segment revenue was flat year-over-year, and Renaissance Food Group (“RFG”) and Foods segments revenues increased 14% and 12% year-over-year, respectively.
●	Gross profit of $7.9 million, or 2.8% of revenue, compared to $30.8 million, or 11.4% of revenue, for the year-ago quarter.
●	Net loss of $(13.0) million, or $(0.74) per diluted share, compared to net loss of $(15.6) million, or ($0.89) per diluted share, for the same period last year. Adjusted net loss was $(3.0) million, or $(0.17) per diluted share, compared to adjusted net income of $12.9 million, or $0.73 per share last year.
●	Adjusted EBITDA of $1.0 million compared to $22.8 million for the same period last year.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Management Commentary

“Our results for the third quarter of this year were adversely impacted by inflationary pressures on labor, raw materials and freight, all of which accelerated as the third quarter progressed. These factors taken together with the delayed summer avocado crops coming from California and Mexico impacted our margins and profitability,” said Steven Hollister, incoming interim CEO of Calavo Growers. “We are taking the necessary steps to mitigate the current higher cost environment and to navigate the tight labor market and various supply chain issues. While we are managing through challenging times, we are moving forward with the implementation of our strategic initiatives to increase the operating leverage and synergies across our entire organization, and we believe we will emerge as a stronger and more resilient company. The underlying fundamental drivers of our business remain intact, and we remain confident in the opportunities we have to accelerate growth in the years ahead.”

Third Quarter 2021 Consolidated Financial Review

Total revenue for the third quarter 2021 was $285.0 million, compared to $270.4 million for the third quarter 2021, an increase of 5%. The average selling price of avocados in the Company’s Fresh segment was higher by 10% while volumes were 8% lower than the prior-year period due to the delayed start of the summer season in both California and Mexico. Fresh segment sales were flat, while the RFG and Foods business segments each had double-digit sales growth of 14% and 12%, respectively.

Calavo Growers, Inc.

Gross profit for the third quarter was $7.9 million, or 2.8% of revenue, compared to $30.8 million, or 11.4% of revenue, for the same period last year. The decrease in gross profit margin reflected inflationary pressures on labor, raw materials and freight, as well as delays in avocado crops from Mexico and California resulting in less desirable fruit (both in sizes and quality).

Selling, general and administrative (SG&A) expense for the third quarter totaled $12.4 million, or 4.4% of revenue, compared to $13.4 million, or 5.0% of revenue, for the same period last year. The year-over-year improvement in SG&A expense was primarily related to lower stock-based compensation and a decrease in salary and benefit expense as a result of consolidation initiatives.

Net loss for the third quarter was $(13.0) million, or $(0.74) per diluted share. This compares with a net loss of $(15.6) million, or $(0.89) per diluted share, for the same period last year. Included in these results were a $6.0 million recovery from FreshRealm reflecting the fulfillment of its separation agreement with the Company and $13.8 million of charges relating to Mexican tax assessments for the 2011 and 2013 tax years.

Adjusted net loss was $(3.0) million, or $(0.17) per diluted share, for the third quarter, compared to adjusted net income of $12.9 million, or $0.73 per diluted share, for the same period last year.

Adjusted EBITDA was $1.0 million for the third quarter of 2021, compared to $22.8 million for the same period last year.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $1.3 million as of July 31, 2021, which included approximately $1.0 million of restricted cash balances in Mexico. Total liquidity at quarter end was approximately $144.4 million, including unrestricted cash, investments, and borrowings available under a line of credit.

The Company ended the quarter with $43.2 million of total debt, which included $36.0 million of borrowings under its line of credit and $7.2 million of long-term obligations and finance leases.

Third Quarter Business Segment Performance

Fresh

Third quarter 2021 sales in Calavo’s Fresh business segment were $161.6 million, essentially flat with $162.1 million for the same period last year. A delay in expected avocado supply from Mexico and California coupled with sub-optimal fruit size negatively impacted sales volume, which was 8% lower than the year-ago period, largely offset by the average selling price, which was 10% higher. Fresh segment gross profit for the third quarter of 2021 was $12.2 million, or 7.6% of segment sales, compared to $17.7 million, or 10.9% of segment sales, for the same period last year. The decrease in gross profit was primarily due to the lower volume at gross margin per carton below historical averages.

Renaissance Food Group (RFG)

RFG business segment sales in the third quarter 2021 were $103.8 million, up 14% from $90.9 million in the same period last year, reflecting improving demand as the country reopens from the pandemic versus the year-ago quarter. Segment gross loss was $(5.6) million, down from gross profit of $8.1 million for the same period last year. Gross margin was adversely impacted by market-wide factors such as higher labor costs, poor fruit quality and yield, and increased freight costs, as well as a $2.3 million charge for disputed accounts receivable from certain customers deemed uncollectable.

Calavo Growers, Inc.

Foods

Sales in the Foods segment totaled $21.3 million for the third quarter 2021, 12% higher than $19.0 million in the same period last year due to improving conditions as foodservice recovered from the pandemic and to a lesser extent an increase in international revenue. Segment gross profit totaled $1.3 million, or 5.9% of sales, for the third quarter, compared to $5.0 million, or 26.6% of sales, for the same period last year. The decrease in gross profit for the third quarter was primarily due to an increase in avocado costs.

Outlook

The long-term outlook for Calavo’s business is positive; however, it is difficult to predict when or if industry-wide inflationary pressures on raw materials, freight and labor costs will subside and the timing of and degree to which the Company’s pricing initiatives will offset these pressures. Given this evolving dynamic, the Company will refrain from providing revenue or adjusted EBITDA expectations until the environment has stabilized.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted Net Income.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS

Calavo Growers, Inc.

may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13722246. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our food service customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our RFG and Foods segments, to offset increase costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities;

Calavo Growers, Inc.

volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$368	$4,055
Restricted cash	970	—
Accounts receivable, net of allowances of $6,860 (2021) and $3,498 (2020)	79,979	63,668
Inventories	47,443	41,787
Prepaid expenses and other current assets	14,227	10,733
Advances to suppliers	8,703	5,061
Income taxes receivable	6,577	10,591
Total current assets	158,267	135,895
Property, plant, and equipment, net	129,080	130,270
Operating lease right-of-use assets	57,036	60,262
Investment in Limoneira Company	30,040	23,197
Investments in unconsolidated entities	4,309	6,065
Deferred income taxes	2,790	2,486
Goodwill	28,653	28,568
Intangibles, net	9,137	10,323
Other assets	40,006	32,558
	$459,318	$429,624
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$30,040	$11,346
Trade accounts payable	10,424	9,384
Accrued expenses	40,713	36,922
Borrowings pursuant to credit facilities, current	—	20,550
Dividend payable	—	20,343
Other current liabilities	11,000	—
Current portion of operating leases	7,051	6,443
Current portion of long-term obligations and finance leases	1,486	1,343
Total current liabilities	100,714	106,331
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	36,000	—
Long-term operating leases, less current portion	54,447	58,273
Long-term obligations and finance leases, less current portion	5,688	5,716
Other long-term liabilities	3,136	3,302
Total long-term liabilities	99,271	67,291
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	259,333	256,002
	$459,318	$429,624

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2021	2020	2021	2020
Net sales	$285,008	$270,425	$782,407	$824,941
Cost of sales	277,141	239,590	734,101	756,223
Gross profit	7,867	30,835	48,306	68,718
Selling, general and administrative	12,387	13,424	40,374	44,226
Expenses related to Mexican tax matters	1,342	-	1,342	-
Gain on sale of Temecula packinghouse	(54)	(54)	(162)	(162)
Operating income (loss)	(5,808)	17,465	6,752	24,654
Interest expense	(208)	(203)	(573)	(732)
Other income, net	180	628	792	2,250
Recovery (Loss) on reserve for FreshRealm note receivable and impairment of investment	6,000	(37,192)	6,130	(37,192)
Unrealized net gain (loss) on Limoneira shares	(252)	218	6,843	(9,125)
Income (loss) before income taxes and loss from unconsolidated entities	(88)	(19,084)	19,944	(20,145)
Income tax (provision) benefit	(12,358)	4,682	(17,073)	6,540
Net loss from unconsolidated entities	(469)	(1,170)	(1,755)	(6,375)
Net income (loss)	(12,915)	(15,572)	1,116	(19,980)
Add: Net loss (income) attributable to noncontrolling interest	(66)	(64)	21	128
Net income (loss) attributable to Calavo Growers, Inc.	$(12,981)	$(15,636)	$1,137	$(19,852)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.74)	$(0.89)	$0.06	$(1.13)
Diluted	$(0.74)	$(0.89)	$0.06	$(1.13)

Number of shares used in per share computation:
Basic	17,630	17,586	17,616	17,558
Diluted	17,630	17,586	17,669	17,558

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh		Calavo	Interco.
	products	RFG	Foods	Elimins.	Total
Three months ended July 31, 2021
Net sales	$161,580	$103,786	$21,313	$(1,671)	$285,008
Cost of sales	149,378	109,375	20,059	(1,671)	277,141
Gross profit (loss)	$12,202	$(5,589)	$1,254	$—	$7,867

Three months ended July 31, 2020
Net sales	$162,139	$90,923	$18,967	$(1,604)	$270,425
Cost of sales	144,405	82,868	13,921	(1,604)	239,590
Gross profit	$17,734	$8,055	$5,046	$—	$30,835

Nine months ended July 31, 2021
Net sales	$438,725	$290,380	$58,508	$(5,206)	$782,407
Cost of sales	398,370	293,704	47,233	(5,206)	734,101
Gross profit (loss)	$40,355	$(3,324)	$11,275	$—	$48,306

Nine months ended July 31, 2020
Net sales	$466,197	$305,386	$57,304	$(3,946)	$824,941
Cost of sales	427,476	291,720	40,973	(3,946)	756,223
Gross profit	$38,721	$13,666	$16,331	$—	$68,718

For the three months ended July 31, 2021 and 2020, intercompany sales and cost of sales of $0.8 million and $0.4 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2021 and 2020, intercompany sales and cost of sales of $1.9 million and $1.1 million between Fresh products and RFG were eliminated. For the three months ended July 31, 2021 and 2020, intercompany sales and cost of sales of $1.0 million and $1.2 million between Calavo Foods and RFG were eliminated. For the nine months ended July 31, 2021 and 2020, intercompany sales and cost of sales of $3.3 million and $2.8 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$(12,981)	$(15,636)	$1,137	$(19,852)
Non-GAAP adjustments:
Non-cash losses recognized from unconsolidated entities (a)	469	1,170	1,755	6,375
Loss (Recovery) from FreshRealm (b)	(6,000)	37,192	(6,130)	37,192
Certain management transition expenses (c)	—	—	685	1,119
Acquisition costs (d)	—	—	262	510
Net (gain) loss on Limoneira shares (e)	252	(218)	(6,843)	9,125
RFG rent expense add back (f)	108	—	324	—
Professional expenses related to FreshRealm	—	—	141	—
Consulting expenses related to restructuring (g)	125	—	125	—
Mexican tax matters (h)	13,815	—	13,815	—
Tax impact of adjustments (i)	1,168	(9,596)	2,332	(13,762)
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$(3,044)	$12,912	$7,603	$20,707

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.74)	$(0.89)	$0.06	$(1.13)
Adjusted Diluted EPS	$(0.17)	$0.73	$0.43	$1.18

Number of shares used in per share computation:
Diluted	17,630	17,586	17,669	17,558

(a)	For the three and nine months ended July 31, 2021, we realized losses from Agricola Don Memo totaling $0.5 million and $1.8 million. For the three and nine months ended July 31, 2020, we realized income from Agricola Don Memo totaling $0.6 million and $0.9 million. For the three and nine months ended July 31, 2020, we recorded $1.8 million $7.2 million of non-cash losses from FreshRealm.
(b)	In July 2021, as part of the FreshRealm Separation Agreement, FreshRealm paid Calavo the Loan Payoff Amount of $6.0 million, and we recorded the receipt on the statement of operations as a recovery of the reserve for collectability of the FreshRealm note receivable. During the third quarter of fiscal 2020, we recorded an impairment of 100% of our equity investment of $2.8 million, and we have recorded a reserve for collectability of 100% of our note receivable of $34.2 million (which included accrued interest of $4.1 million), and $0.2 million in trade accounts receivable as of July 31, 2020, which resulted in a loss of $37.2 million.
(c)	The nine months ended July 31, 2021, includes higher stock-based compensation for the early vesting of restricted stock for the retirement of our former Chief Executive Officer and Board member. The nine months ended July 31, 2020, includes higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.

Calavo Growers, Inc.

(d)	In the first quarter of 2021, we incurred professional service costs related to a considered but non-consummated acquisition. In the first quarter of 2020, we incurred transaction expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit.
(e)	For the three and nine months ended July 31, 2021, we recorded $0.3 million in unrealized gains and $6.8 million in unrealized losses related to these mark-to-market adjustments. For the three and nine months ended July 31, 2020, we recorded $0.2 million in unrealized gains and $9.1 million in unrealized losses related to these mark-to-market adjustments.
(f)	For the three and nine months ended July 31, 2021, we incurred $0.1 million and $0.3 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(g)	For the three and nine months ended July 31, 2021, we recorded $0.1 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of its operations.
(h)	In June 2021, we paid $2.4 million in full settlement of the 2011 Assessment. Of this amount, $1.5 million has been recorded as a discrete item in Income Tax Provision and $0.9 million is related to Value Added Tax expense and recorded as Expenses related to the Mexican tax matters. An additional $0.3 million of related professional fees have also been recorded as expenses related to the Mexican tax matters. See Note 7 to the consolidated financial statements included in the Quarterly Reports on Form 10-Q for the fiscal quarter ended July 31, 2021, for further information.

In July 2021, based on our evaluation of the most probable outcomes of the 2013 Assessment, we have recorded an accrual of $11 million in the accompanying financial statements as a discrete item in Income Tax Provision. An additional $0.1 million of related professional fees have also been recorded as Expenses related to the Mexican tax matters. See Note 7 to the consolidated financial statements included in the Quarterly Reports on Form 10-Q for the fiscal quarter ended July 31, 2021, for further information.

(i)	Tax impact of non-GAAP adjustments are based on the effective year-to-date tax rates.

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CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$(12,981)	$(15,636)	$1,137	$(19,852)
Interest Income	31	(299)	(58)	(1,933)
Interest Expense	208	203	573	732
Provision (benefit) for Income Taxes (h)	12,358	(4,682)	17,073	(6,540)
Depreciation & Amortization	4,554	4,204	12,925	11,850
Stock-Based Compensation	554	852	2,818	3,569
EBITDA	$4,724	$(15,358)	$34,468	$(12,174)

Adjustments:
Non-cash losses recognized from unconsolidated entities (a)	469	1,170	1,755	6,375
Net (gain) loss on Limoneira shares (e)	252	(218)	(6,843)	9,125
Loss (Recovery) from FreshRealm (b)	(6,000)	37,192	(6,130)	37,192
Professional expenses related to FreshRealm	—	—	141	—
RFG rent expense add back (f)	108	—	324	—
Acquisition costs (d)	—	—	262	510
Consulting expenses related to restructuring (g)	125	—	125	—
Expenses related to Mexican matters (h)	1,342	—	1,342	—
Adjusted EBITDA	$1,020	$22,786	$25,444	$41,028
Adjusted EBITDA per dilutive share	$0.06	$1.30	$1.44	$2.34

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
Pounds of avocados sold	97,886	105,968	296,516	292,642
Pounds of processed avocado products sold	6,766	6,425	18,956	19,416
Average sales price per pound - avocados	$1.52	$1.37	$1.35	$1.41
Gross profit per pound - avocados	$0.11	$0.15	$0.12	$0.11
Average sales price per pound – processed avocado products	$2.80	$2.83	$2.89	$2.84
Gross profit per pound – processed avocado products	$0.18	$0.78	$0.59	$0.84